Exhibit 99.1

Civista Bancshares, Inc. Announces Second Quarter 2022 Financial Results

Sandusky, Ohio, July 28, 2022 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and six month periods ending June 30, 2022.

Second quarter and year-to-date 2022 highlights:

•	Net income of $7.7 million, or $0.53 per diluted share, for the second quarter of 2022, compared to $9.2 million, or $0.59 per diluted share, for the second quarter of 2021.

•	Net income of $16.2 million, or $1.10 per diluted share, compared to $19.9 million, or $1.27 per diluted share, for the six months ended June 30, 2022 and 2021, respectively.

•	COVID–19 loan deferrals decreased to $2.7 million, or 0.13% of total loans at period end, compared to 21.3% at the June 30, 2020 high point.

•	Paycheck Protection Program loans are down to $3.7 million.

•	Based on the June 30, 2022 market close share price of $21.26, the $0.14 second quarter dividend is equivalent to an annualized yield of 2.63% and a dividend payout ratio of 26.42%.

•	On July 1, 2022, we consummated the merger of Comunibanc Corp. with and into Civista and Henry County Bank, a wholly owned subsidiary of Comunibanc, with and into Civista Bank.

•	On June 27, 2022 we opened a branch office in Gahanna, Ohio.

“We turned in another solid Civista quarter highlighted by loan growth. We closed the merger of Comunibanc Corp. and The Henry County Bank (“HCB”) into Civista Bancshares, Inc. and Civista Bank effective July 1st and did incur some additional expenses related to the acquisition that negatively impacted our noninterest expense. This had an adverse impact to our earnings of approximately $0.02 per share for the quarter. The integration and conversion of HCB’s systems remain on schedule to be concluded in late October. HCB’s employees are working hard with our folks toward those goals. We welcome these new employees to the Civista family” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month period ended June 30, 2022 and 2021

Net interest income increased $427 thousand, or 1.8%, for the second quarter of 2022 compared to the same period of 2021, due to an increase in interest income partially offset by an increase in interest expense. Accretion of PPP fees was $423 thousand during the second quarter 2022 compared to $2.8 million for the same period in 2021.

Net interest margin decreased 10 basis points to 3.43% for the second quarter of 2022, compared to 3.53% for the same period a year ago. The decrease in margin is primarily due to the reduction in PPP fees in 2022.

The decrease in interest income was due to a $2.9 million decrease in PPP interest and fees and a $200 thousand decrease in accretion income related to loan portfolios acquired through acquisitions. Average earning assets increased $90.2 million, partially offset by a 10 basis point decrease in the yield. The decrease in yield is primarily due to the reduction in PPP fees in 2022. During the three-month period, the Bank had average PPP Loans totaling $10.3 million compared to $207.5 million for the same period last year. For the three months ended June 30, 2022, these loans had an average yield of 17.52% including the amortization of PPP fees, which increased the margin by 9 basis points.

Interest expense increased $139 thousand, or 8.4%, for the second quarter of 2022, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 1 basis point, while average interest-bearing liabilities increased $92.2 million. The increase in the rate is primarily due to the addition of the subordinated debt, partially offset by lower deposit costs. The increase in market rates for us, and the industry, have not yet translated to significant increases in deposit costs.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended June 30,
	2022			2021
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate*	balance	Interest	rate*
Interest-earning assets:
Loans**	$2,033,378	$21,851	4.31%	$2,054,784	$22,653	4.42%
Taxable securities ***	297,256	1,775	2.23%	204,554	1,230	2.47%
Non-taxable securities ***	259,096	1,882	3.52%	208,940	1,525	4.04%
Interest-bearing deposits in other banks	276,632	556	0.81%	307,853	90	0.12%

Total interest-earning assets ***	$2,866,362	26,064	3.67%	$2,776,131	25,498	3.77%

Noninterest-earning assets:
Cash and due from financial institutions	44,538			45,626
Premises and equipment, net	22,264			22,375
Accrued interest receivable	7,993			8,463
Intangible assets	84,167			84,638
Bank owned life insurance	46,966			46,305
Other assets	46,608			37,173
Less allowance for loan losses	(27,174)			(26,580)

Total Assets	$3,091,724			$2,994,131

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,401,351	$247	0.07%	$1,310,998	$334	0.10%
Time	228,733	463	0.81%	269,624	802	1.19%
FHLB	75,000	193	1.03%	101,923	330	1.30%
Subordinated debentures	103,714	890	3.44%	29,427	185	2.52%
Repurchase agreements	21,291	3	0.06%	25,914	6	0.09%

Total interest-bearing liabilities	$1,830,089	1,796	0.39%	$1,737,886	1,657	0.38%

Noninterest-bearing deposits	894,887			867,561
Other liabilities	53,476			39,428
Shareholders’ equity	313,272			349,256

Total Liabilities and Shareholders’ Equity	$3,091,724			$2,994,131

Net interest income and interest rate spread		$24,268	3.28%		$23,841	3.39%
Net interest margin ***			3.43%			3.53%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $501 thousand and $413 thousand for the periods ended June 30, 2022 and 2021, respectively.

**	- Average balance includes nonaccrual loans
***

- Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $22.0 million and $12.2 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

For the six-month period ended June 30, 2022 and 2021

Net interest income decreased $469 thousand, or 1.0%, compared to the same period in 2021.

Interest income decreased $494 thousand, or 1.0%, for the first six months of 2022. Although average earning assets decreased $50.1 million, interest income increased $1.5 million due to a shift in the asset mix away from cash toward investment securities. Average yields decreased 1 basis point which resulted in a $2.0 million decrease in interest income. During the six-month period, the Bank had average PPP Loans totaling $19.5 million compared to $228.1 million for the same period last year. For the six months ended June 30, 2022, these loans had an average yield of 17.58% including the amortization of PPP fees, which increased the margin by 9 basis points.

Interest expense decreased $25 thousand, or 0.7%, for the first six months of 2022 compared to the same period of 2021. Average rates decreased 2 basis points, resulting in a $799 thousand decrease in interest expense. Average interest-bearing liabilities increased $101.0 million which led to an increase in interest expense of $774 thousand.

Net interest margin decreased 1 basis point to 3.40% for the first six months of 2022, compared to 3.41% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Six Months Ended June 30,
	2022			2021
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate*	balance	Interest	rate*
Interest-earning assets:
Loans**	$2,020,254	$42,889	4.28%	$2,062,061	$45,436	4.44%
Taxable securities ***	305,827	3,495	2.21%	189,729	2,505	2.75%
Non-taxable securities ***	259,976	3,671	3.59%	208,260	3,044	4.08%
Interest-bearing deposits in other banks	254,562	675	0.53%	430,705	239	0.11%

Total interest-earning assets ***	$2,840,619	50,730	3.65%	$2,890,755	51,224	3.66%

Noninterest-earning assets:
Cash and due from financial institutions	133,452			39,777
Premises and equipment, net	22,292			22,442
Accrued interest receivable	7,577			8,515
Intangible assets	84,270			84,749
Bank owned life insurance	46,847			46,185
Other assets	41,838			37,157
Less allowance for loan losses	(26,976)			(26,087)

Total Assets	$3,149,919			$3,103,493

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,392,411	$481	0.07%	$1,280,030	$677	0.11%
Time	234,640	934	0.80%	276,793	1,719	1.25%
FHLB	75,178	383	1.03%	113,398	774	1.38%
Subordinated debentures	103,713	1,726	3.36%	29,427	371	2.54%
Repurchase agreements	23,249	6	0.05%	28,531	14	0.10%

Total interest-bearing liabilities	$1,829,191	3,530	0.39%	$1,728,179	3,555	0.41%

Noninterest-bearing deposits	914,163			986,185
Other liabilities	76,372			39,690
Shareholders’ equity	330,193			349,439

Total Liabilities and Shareholders’ Equity	$3,149,919			$3,103,493

Net interest income and interest rate spread		$47,200	3.26%		$47,669	3.25%
Net interest margin ***			3.40%			3.41%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $977 thousand and $814 thousand for the periods ended June 30, 2022 and 2021, respectively.

**	- Average balance includes nonaccrual loans
***

- Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $12.5 million and $887 thousand, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for loan losses was $400 thousand for the second quarter of 2022 while nothing was provided in the second quarter of 2021. Provision for loan losses was $700 thousand for the first six months of 2022 compared to $830 thousand for the first six months of 2021. The reserve ratio was 1.33% at both June 30, 2022 and December 31, 2021.

For the second quarter of 2022, noninterest income totaled $5.6 million, a decrease of $3.4 million, or 37.6%, compared to the prior year’s second quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended June 30,
	2022	2021	$ change	% change
Service charges	$1,540	$1,317	$223	16.9%
Net gain on sale of securities	6	1,784	(1,778)	-99.7%
Net gain/(loss) on equity securities	39	53	(14)	-26.4%
Net gain on sale of loans	573	2,218	(1,645)	-74.2%
ATM/Interchange fees	1,355	1,373	(18)	-1.3%
Wealth management fees	1,228	1,188	40	3.4%
Bank owned life insurance	233	248	(15)	-6.0%
Tax refund processing fees	475	475	—	0.0%
Other	186	369	(183)	-49.6%

Total noninterest income	$5,635	$9,025	$(3,390)	-37.6%

Service charges increased due to a $222 thousand increase in overdraft fees.

Net gain on sale of securities decreased due to the $1.8 million gain on the sale of Visa Class B shares in 2021.

Net gain on sale of loans decreased primarily because of a decrease in volume of loans sold, which was primarily driven by increased market rates. Proceeds from the sale of loans sold totaled $35.5 million and $69.2 million during the three months ended June 30, 2022 and 2021, respectively.

Other income decreased as result of an increase in insurance loss reserves from Civista’s reinsurance subsidiary.

For the six months ended June 30, 2022, noninterest income totaled $13.3 million, a decrease of $4.9 million, or 27.1%, compared to the same period in the prior year.

Noninterest income
(unaudited - dollars in thousands)	Six months ended June 30,
	2022	2021	$ change	% change
Service charges	$3,119	$2,573	$546	21.2%
Net gain on sale of securities	6	1,783	(1,777)	-99.7%
Net gain/(loss) on equity securities	89	141	(52)	-36.9%
Net gain on sale of loans	1,509	4,963	(3,454)	-69.6%
ATM/Interchange fees	2,596	2,620	(24)	-0.9%
Wealth management fees	2,505	2,334	171	7.3%
Bank owned life insurance	477	491	(14)	-2.9%
Tax refund processing fees	2,375	2,375	—	0.0%
Other	602	935	(333)	-35.6%

Total noninterest income	$13,278	$18,215	$(4,937)	-27.1%

Service charges increased due to a $445 thousand increase overdraft fees and a $101 thousand increase in service charges.

Net gain on sale of securities decreased due to the $1.8 million gain on the sale of Visa Class B shares in 2021.

Net gain on sale of loans decreased primarily because of a decrease in volume of loans sold, which was primarily driven by increased market rates. Proceeds from the sale of loans sold totaled $73.7 million and $147.8 million during the six months ended June 30, 2022 and 2021, respectively.

Wealth management fees increased due to an increase in the average rate earned on the assets in 2022.

Other income decreased as result of an increase in insurance loss reserves from Civista’s reinsurance subsidiary.

For the second quarter of 2022, noninterest expense totaled $20.4 million, a decrease of $1.9 million, or 8.5%, compared to the prior year’s second quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended June 30,
	2022	2021	$ change	% change
Compensation expense	$11,947	$11,406	$541	4.7%
Net occupancy and equipment	1,588	1,489	99	6.6%
Contracted data processing	433	490	(57)	-11.6%
Taxes and assessments	823	793	30	3.8%
Professional services	1,209	741	468	63.2%
Amortization of intangible assets	217	223	(6)	-2.7%
ATM/Interchange expense	542	656	(114)	-17.4%
Marketing	380	343	37	10.8%
Software maintenance expense	790	545	245	45.0%
Other	2,450	5,578	(3,128)	-56.1%

Total noninterest expense	$20,379	$22,264	$(1,885)	-8.5%

Compensation expense increased primarily due to annual salary increases, which occur every year in April, and commission expense. Salaries, Overtime and Temp fees increased $348.7 thousand, or 5.2%. Commissions increased $141.2 thousand, or 7.8%.

Taxes and assessments increased as Franchise tax expense increased due to an increase in equity capital, which is the basis of the Ohio Financial Institutions tax. This was partially offset by a decrease in FDIC assessments due to lower assessment multipliers charged to Civista.

Professional services primarily increased due to a $236 thousand increase in consulting fees and a $118 thousand increase in merger related legal and audit.

The quarter-over-quarter decrease in ATM/Interchange expense is primarily the result of a $94 thousand decrease in billings from MasterCard.

The increase in Software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The decrease in other operating expense is primarily due to a prepayment fee paid in the second quarter of 2021 related to the prepayment of an FHLB long-term advance.

The efficiency ratio was 67.0% for the quarter ended June 30, 2022 compared to 66.9% for the quarter ended June 30, 2021. The change in the efficiency ratio is primarily due to a decrease in noninterest interest income.

Civista’s effective income tax rate for the second quarter 2022 was 15.6% compared to 13.6% in 2021.

For the six months ended June 30, 2022, noninterest expense totaled $40.6 million, a decrease of $815 thousand, or 2.0%, compared to the same period in the prior year.

Noninterest expense
(unaudited - dollars in thousands)	Six months ended June 30,
	2022	2021	$ change	% change
Compensation expense	$24,170	$23,188	$982	4.2%
Net occupancy and equipment	3,233	3,127	106	3.4%
Contracted data processing	1,053	933	120	12.9%
Taxes and assessments	1,617	1,678	(61)	-3.6%
Professional services	2,258	1,479	779	52.7%
Amortization of intangible assets	434	445	(11)	-2.5%
ATM/Interchange expense	1,055	1,249	(194)	-15.5%
Marketing	697	641	56	8.7%
Software maintenance expense	1,498	1,053	445	42.3%
Other	4,622	7,659	(3,037)	-39.7%

Total noninterest expense	$40,637	$41,452	$(815)	-2.0%

The increase in compensation expense was due to increased payroll, 401k expenses, payroll taxes and commission and incentive-based costs. Payroll and payroll related expenses increased due to annual pay increases.

Contracted data processing fees increased due to merger related system deconversion fees of $234, offset by a decrease in computer processing fees.

The decrease in ATM/Interchange expense is the result of a decrease in billings from MasterCard 2022 and lower processing fees.

Professional services primarily increased due to a $428 thousand increase in merger related legal and audit and a $240 thousand increase in consulting fees.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The decrease in other expense is due to the 2021 prepayment penalty of $3.7 million related to the early payoff of an FHLB long-term advance. This was partially offset by a $393 thousand credit valuation adjustment to mortgage servicing rights.

The efficiency ratio was 66.1% for the six months ended June 30, 2022 compared to 62.1% for the six months ended June 30, 2021. The change in the efficiency ratio is primarily due to a decrease in noninterest interest income.

Civista’s effective income tax rate for the first six months of 2022 was 15.5% compared to 15.6% in same period in 2021.

Balance Sheet

Total assets increased $26.2 million, or 0.9%, from December 31, 2021 to June 30, 2022, primarily due to an increase in the loan portfolio of $66.3 million, or 3.3%. This increase was partially offset by a $31.0 million, or 11.7%, decrease in cash and a $29.1 million, or 5.2%, decrease in the investment portfolio.

End of period loan balances
(unaudited - dollars in thousands)
	June 30, 2022	December 31, 2021	$ Change	% Change
Commercial and Agriculture	$222,830	$203,293	$19,537	9.6%
Paycheck protection program loans	3,710	43,209	(39,499)	-91.4%
Commercial Real Estate:
Owner Occupied	304,472	295,452	9,020	3.1%
Non-owner Occupied	876,695	829,310	47,385	5.7%
Residential Real Estate	452,628	430,060	22,568	5.2%
Real Estate Construction	170,633	157,127	13,506	8.6%
Farm Real Estate	23,295	28,419	(5,124)	-18.0%
Consumer and Other	9,958	11,009	(1,051)	-9.5%

Total Loans	$2,064,221	$1,997,879	$66,342	3.3%

Loan balances increased $66.3 million, or 3.3% in the first half of 2022, including the PPP balance decline. Removing the effect of the PPP loans, the loan portfolio increased $105.8 million or 5.4%. Commercial Real Estate continued to grow due to consistent demand in both the Non-owner Occupied and Owner Occupied categories. Residential Real Estate has grown due to residential construction loans rolling into the portfolio as well as demand for Jumbo Loans and for our Community View CRA product. Commercial and Agriculture loans continue to grow as we successfully onboard new clients aided by our upgrade in both our Treasury Management suite of products and digital banking. Real Estate Construction continues to increase as the construction season is at its peak in the Midwest. Construction demand remains strong and construction availability continues to be at all-time highs.

Paycheck Protection Program

In total, we processed over 3,600 loans totaling $399.4 million of PPP loans. Of the total PPP loans we have originated, $395.7 million have been forgiven or have paid off. We recognized $424 thousand of PPP fees in income during the quarter and $1.6 million of PPP fees in income during the six months ended June 30, 2022. As of June 30, 2022, $160 thousand of unearned PPP fees remain.

Deposits

Total deposits increased $38.8 million, or 1.6%, from December 31, 2021 to June 30, 2022.

End of period deposit balances
(unaudited - dollars in thousands)
	June 30, 2022	December 31, 2021	$ Change	% Change
Noninterest-bearing demand	$842,536	$788,906	$53,630	6.8%
Interest-bearing demand	529,812	537,510	(7,698)	-1.4%
Savings and money market	861,368	843,837	17,531	2.1%
Time deposits	221,786	246,448	(24,662)	-10.0%

Total Deposits	$2,455,502	$2,416,701	$38,801	1.6%

The increase in noninterest-bearing demand of $53.6 million was primarily due to a $39.5 million increase in balances related to the tax refund processing program, which is a seasonal increase. Public fund demand accounts also increased $14.3 million. Interest-bearing demand deposits decreased due to a $29.7 million decrease in business demand accounts, partially offset by a $20.0 million increase in public fund demand accounts. The increase in savings and money market was primarily due to a $27.9 million increase in statement savings, a $16.0 million increase in personal money markets, and a $9.4 million increase in public fund money markets. These increases were partially offset by decreases of $19.0 million in brokered money market accounts and $19.2 million in business money market accounts. Time deposits, both under $100 thousand and over $100 thousand, have decreased.

FHLB advances totaled $75.0 million at June 30, 2022, unchanged from December 31, 2021.

Stock Repurchase Program

During the first six months of 2022, Civista repurchased 448,199 shares for $10.5 million at a weighted average price of $23.40 per share, including 392,847 shares repurchased under the previous authorization for $9.3 million. We have approximately $12.3 million remaining of the current $13.5 million repurchase authorization, which was approved in April 2022. In addition, Civista liquidated 5,403 shares held by employees, at $24.66 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity decreased $53.2 million from December 31, 2021 to June 30, 2022, primarily due to a $55.1 million decrease in accumulated other comprehensive income(loss). The decrease in other comprehensive income(loss) does not impact our capital adequacy ratios. Shareholders’ equity also decreased due to a $10.6 million repurchase of treasury shares. Retained earnings increased $12.0 million.

Asset Quality

Civista recorded net recoveries of $94 thousand for the six months of 2022 compared to net recoveries of $399 thousand for the same period of 2021. The allowance for loan losses to loans was 1.33% at June 30, 2022 and 1.33% at December 31, 2021.

Allowance for Loan Losses
(dollars in thousands)
	June 30,	June 30,
	2022	2021
Beginning of period	$26,641	$25,028
Charge-offs	(90)	(71)
Recoveries	184	410
Provision	700	830

End of period	$27,435	$26,197

Non-performing assets at June 30, 2022 were $4.8 million, a 10.8% decrease from December 31, 2021. The non-performing assets to assets ratio decreased to 0.16% from 0.18% at December 31, 2021. The allowance for loan losses to non-performing loans increased to 572.78% from 496.10% at December 31, 2021.

Non-performing Assets
(dollars in thousands)	June 30,	December 31,
	2022	2021
Non-accrual loans	$3,561	$3,873
Restructured loans	1,229	1,497

Total non-performing loans	4,790	5,370
Other Real Estate Owned	—	—

Total non-performing assets	$4,790	$5,370

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the second quarter of 2022 at 1:00 p.m. ET on Thursday, July 28, 2022. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. second quarter 2022 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $3.0 billion financial holding company headquartered in Sandusky, Ohio. Prior to the merger, Civista’s banking subsidiary, Civista Bank, operated 36 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Upon completion of the merger, Civista will be an approximately $3.3 billion financial holding company, and Civista Bank will operate an additional seven locations in Northwestern Ohio. Additional information on Civista may be accessed at www.civb.com, but information at that website is not part of this press release nor is it part of any filing by Civista with the Securities and Exchange Commission. Civista’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:
Dennis G. Shaffer
CEO and President
Civista Bancshares, Inc. 888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Interest income	$26,064	$25,498	$50,730	$51,224
Interest expense	1,796	1,657	3,530	3,555

Net interest income	24,268	23,841	47,200	47,669
Provision for loan losses	400	—	700	830

Net interest income after provision	23,868	23,841	46,500	46,839
Noninterest income	5,635	9,025	13,278	18,215
Noninterest expense	20,379	22,264	40,637	41,451

Income before taxes	9,124	10,602	19,141	23,602
Income tax expense	1,423	1,438	2,974	3,681

Net income	7,701	9,164	16,167	19,922
Dividends paid per common share	$0.14	$0.12	$0.28	$0.24
Earnings per common share,
basic	$0.53	$0.59	$1.10	$1.27
diluted	$0.53	$0.59	$1.10	$1.27
Average shares outstanding,
basic	14,540,868	15,529,766	14,696,291	15,674,231
diluted	14,540,868	15,529,766	14,696,291	15,674,231
Selected financial ratios:
Return on average assets	1.00%	1.23%	1.04%	1.29%
Return on average equity	9.86%	10.52%	9.87%	11.50%
Dividend payout ratio	26.42%	20.34%	25.45%	18.88%
Net interest margin (tax equivalent)	3.43%	3.53%	3.40%	3.41%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
	(unaudited)	(unaudited)
Cash and due from financial institutions	$233,281	$264,239
Investment in time deposits	1,236	1,730
Investment securities	531,978	560,946
Loans held for sale	4,167	1,972
Loans	2,064,221	1,997,879
Less: allowance for loan losses	(27,435)	(26,641)

Net loans	2,036,786	1,971,238
Other securities	18,511	17,011
Premises and equipment, net	24,151	22,445
Goodwill and other intangibles	84,021	84,432
Bank owned life insurance	47,118	46,641
Other assets	57,850	42,251

Total assets	$3,039,099	$3,012,905

Total deposits	$2,455,502	$2,416,701
Federal Home Loan Bank advances	75,000	75,000
Securities sold under agreements to repurchase	17,479	25,495
Subordinated debentures	103,737	103,735
Securities purchased payable	15,025	3,524
Tax refunds in process	39,448	549
Accrued expenses and other liabilities	30,846	32,689
Total shareholders’ equity	302,062	355,212

Total liabilities and shareholders’ equity	$3,039,099	$3,012,905

Shares outstanding at period end	14,537,433	14,954,200
Book value per share	$20.78	$23.75
Equity to asset ratio	9.94%	11.79%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.33%	1.33%
Non-performing assets to total assets	0.16%	0.18%
Allowance for loan losses to non-performing loans	572.78%	496.10%
Non-performing asset analysis
Nonaccrual loans	$3,561	$3,873
Troubled debt restructurings	1,229	1,497
Other real estate owned	—	—

Total	$4,790	$5,370

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
End of Period Balances	2022	2022	2021	2021	2021
Assets
Cash and due from banks	$233,281	$412,698	$264,239	$250,943	$243,083
Investment in time deposits	1,236	1,728	1,730	2,222	2,223
Investment securities	531,978	553,499	560,946	499,226	458,831
Loans held for sale	4,167	4,794	1,972	5,810	6,618
Loans	2,064,221	2,018,188	1,997,879	2,004,814	2,019,196
Allowance for loan losses	(27,435)	(27,033)	(26,641)	(26,568)	(26,197)

Net Loans	2,036,786	1,991,155	1,971,238	1,978,246	1,992,999
Other securities	18,511	18,511	17,011	17,011	20,537
Premises and equipment, net	24,151	22,110	22,445	22,716	22,817
Goodwill and other intangibles	84,021	84,251	84,432	84,589	84,980
Bank owned life insurance	47,118	46,885	46,641	46,728	46,467
Other assets	57,850	48,726	42,251	45,667	47,010

Total Assets	$3,039,099	$3,184,357	$3,012,905	$2,953,158	$2,925,565

Liabilities
Total deposits	$2,455,502	$2,615,137	$2,416,701	$2,434,766	$2,402,992
Federal Home Loan Bank advances	75,000	75,000	75,000	75,000	75,000
Securities sold under agreement to repurchase	17,479	23,931	25,495	23,331	24,916
Subordinated debentures	103,737	103,704	103,735	30,349	30,349
Securities purchased payable	15,025	1,876	3,524	3,857	1,469
Tax refunds in process	39,448	10,232	549	911	3,173
Accrued expenses and other liabilities	30,846	26,785	32,689	36,494	35,253

Total liabilities	2,737,037	2,856,665	2,657,693	2,604,708	2,573,152
Shareholders’ Equity
Common shares	278,240	277,919	277,741	277,627	277,495
Retained earnings	137,592	131,934	125,558	116,680	109,178
Treasury shares	(67,528)	(61,472)	(56,907)	(55,155)	(45,953)
Accumulated other comprehensive income(loss)	(46,242)	(20,689)	8,820	9,298	11,693

Total shareholders’ equity	302,062	327,692	355,212	348,450	352,413
Total Liabilities and Shareholders’ Equity	$3,039,099	$3,184,357	$3,012,905	$2,953,158	$2,925,565

Quarterly Average Balances
Assets:
Earning assets	$2,866,362	$2,814,589	$2,773,498	$2,747,450	$2,776,131
Securities	556,352	575,359	522,058	482,642	413,494
Loans	2,033,378	2,006,984	1,973,989	2,010,665	2,054,784
Liabilities and Shareholders’ Equity
Total deposits	$2,524,971	$2,557,638	$2,430,613	$2,437,580	$2,448,183
Interest-bearing deposits	1,630,084	1,623,984	1,619,560	1,588,079	1,580,622
Other interest-bearing liabilities	200,005	204,299	155,094	127,511	157,264
Total shareholders’ equity	313,272	347,302	348,971	348,970	349,256

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total interest and dividend income	$26,064	$24,666	$24,735	$25,784	$25,498
Total interest expense	1,796	1,734	1,412	1,351	1,657

Net interest income	24,268	22,932	23,323	24,433	23,841
Provision for loan losses	400	300	—	—	—
Noninterest income	5,635	7,643	6,811	6,426	9,025
Noninterest expense	20,379	20,258	16,963	19,251	22,265

Income before taxes	9,124	10,017	13,171	11,608	10,601
Income tax expense	1,423	1,551	2,189	1,966	1,437

Net income	$7,701	$8,466	$10,982	$9,642	$9,164

Per share data
Earnings per common share
Basic
Net income	$7,701	$8,466	$10,982	$9,642	$9,164
Less allocation of earnings and dividends to participating securities	39	32	51	46	43

Net income available to common shareholders - basic	$7,662	$8,434	$10,931	$9,596	$9,121
Weighted average common shares outstanding	14,615,154	14,909,192	15,009,376	15,168,233	15,602,329
Less average participating securities	74,286	55,905	70,349	72,071	72,563

Weighted average number of shares outstanding used to calculate basic earnings per share	14,540,868	14,853,287	14,939,027	15,096,162	15,529,766

Earnings per common share
Basic	$0.53	$0.57	$0.73	$0.64	$0.59
Diluted	0.53	0.57	0.73	0.64	0.59
Common shares dividend paid	$2,042	$2,091	$2,104	$2,140	$1,885
Dividends paid per common share	0.14	0.14	0.14	0.14	0.12

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	June 2022	March 2022	December 31, 2021	September 30, 2021	June 30, 2021
Allowance for loan losses, beginning of period	$27,033	$26,641	$26,568	$26,197	$26,133
Charge-offs	(60)	(30)	(11)	(77)	(25)
Recoveries	62	122	84	448	89
Provision	400	300	—	—	—

Allowance for loan losses, end of period	$27,435	$27,033	$26,641	$26,568	$26,197

Ratios
Allowance to total loans	1.33%	1.34%	1.33%	1.33%	1.30%
Allowance to nonperforming assets	572.78%	501.50%	496.10%	501.01%	443.50%
Allowance to nonperforming loans	572.78%	501.50%	496.10%	503.50%	443.50%
Nonperforming assets
Nonperforming loans	$4,790	$5,390	$5,370	$5,277	$5,907
Other real estate owned	—	—	—	26	—

Total nonperforming assets	$4,790	$5,390	$5,370	$5,303	$5,907
Capital and liquidity
Tier 1 leverage ratio	9.87%	9.50%	10.21%	10.01%	9.92%
Tier 1 risk-based capital ratio	13.63%	14.02%	14.35%	14.18%	14.65%
Total risk-based capital ratio	18.24%	18.74%	19.17%	15.43%	15.90%
Tangible common equity ratio (1)	7.38%	7.85%	9.25%	9.20%	9.42%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$302,062	$327,692	$355,212	$348,450	$352,413
Less: Goodwill and intangible assets	84,021	84,251	84,432	84,589	84,980

Tangible common equity (Non-GAAP)	$218,041	$243,441	$270,780	$263,861	$267,433
Total Shares Outstanding	14,537,433	14,797,232	14,954,200	15,029,972	15,434,592
Tangible book value per share	$15.00	$16.45	$18.11	$17.56	$17.33
Tangible Assets
Total Assets - GAAP	$3,039,099	$3,184,357	$3,011,983	$2,952,236	$2,924,643
Less: Goodwill and intangible assets	84,021	84,251	84,432	84,589	84,980

Tangible assets (Non-GAAP)	$2,955,078	$3,100,106	$2,927,551	$2,867,647	$2,839,663
Tangible common equity to tangible assets	7.38%	7.85%	9.25%	9.20%	9.42%